UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2016 (September 21, 2016)

China Commercial Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1688, Yunli Road, Tongli

Wujiang, Jiangsu Province

People’s Republic of China

 (Address of Principal Executive Offices)

(86-0512) 6396-0022

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Bo Xu

On September 21, 2016, Mr. Bo Xu notified China Commercial Credit, Inc. (the “Company”) of his resignation from the board of directors of the Company effective immediately.

Appointment of Teck Chuan Yeo

On September 21, 2016, the Board appointed Mr. Teck Chuan Yeo to fill the vacancy created by the resignation of Mr. Bo Xu, effective on October 7, 2016. In addition to serving on the Board, Mr. Yeo will serve on the Board’s Audit, Nominating and Corporate Governance and Compensation committees. Mr. Yeo will also serve as the chairman of the Board’s Nominating and Corporate Governance Committee.

The biographical information of Mr. Yeo is set forth below.

Mr. Yeo, age 46, has been the audit partner of Rui Hua Certified Public Accountants LLP, Shanghai Office, since June 2015. From July 2007 to May 2015, Mr. Yeo served as the audit partner at Deloitte Hua Yong Certified Public Accountants LLP. From July 2002 to March 2007, Mr. Yeo served as the financial service director of South and South East Asia at Bank of America Asia Ltd. (Singapore). Mr. Yeo obtained a bachelor of Nanyang Technological University.

Mr. Yeo does not have any family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Yeo has entered into an independent director agreement (the “Offer Letters”) with the Company, which sets his annual compensation at $10,000 per year and establishes other terms and conditions governing his service on the Company’s Board. The Offer Letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit

No.	Description

10.1	Director Offer Letter, dated September 24, 2016 by and between the Company and Teck Chuan Yeo.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA COMMERCIAL CREDIT, INC.

Date: September 27, 2016	By:	/s/ Long Yi
	Name:	Long Yi
	Title:	Chief Financial Officer

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EXHIBITS

Exhibit

No.	Description

10.1	Director Offer Letter, dated September 24, 2016 by and between the Company and Teck Chuan Yeo.

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